Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

Powerfleet, Inc. (“Powerfleet” or the “Company”) has authority to issue 175,150,000 shares of capital stock, consisting of 175,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 150,000 shares of preferred stock, $0.01 par value per share, of which 100,000 shares of preferred stock are currently designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”). The following is a summary of the material terms of the Common Stock. This summary is qualified in its entirety by reference to Powerfleet’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”) and Powerfleet’s Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference as Exhibits 3.1.1 and 3.1.2, with respect to the Charter, and Exhibit 3.2.1, with respect to the Bylaws, to Powerfleet’s Annual Report on Form 10-K of which this exhibit is a part. Please read the Charter, the Bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Common Stock

Voting. The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividends. Subject to the rights of holders of all classes of stock (including the Series A Preferred Stock) at the time outstanding that have prior rights as to dividends, the holders of Common Stock are entitled to receive, when, as and if declared by our board of directors (“Board”), out of assets of the Company legally available therefor, such dividends as may be declared from time to time by our Board.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up, or Deemed Liquidation Event (as defined in our Charter), the holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential or pari passu rights of any then outstanding preferred stock (including the Series A Preferred Stock).

Other Rights. Holders of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future (including the Series A Preferred Stock).

Anti-Takeover Provisions

Our Charter contains provisions that could have an anti-takeover effect and may delay, defer or discourage potential acquisition proposals or tender offers or delaying or preventing attempts to influence or replace our incumbent directors and officers. These provisions are summarized below.

No Cumulative Voting

Our Charter does not provide for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our Board.

Undesignated Preferred Stock

Our Charter provides our Board with the authority, without further action by the holders of Common Stock, to provide for the issuance of up to 50,000 shares of currently undesignated and unissued preferred stock in one or more series and to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Our Charter has designated 100,000 shares as Series A Preferred Stock. The existence of authorized but unissued shares of preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

Section 203 of the Delaware General Corporation Law (the “DGCL”)

We are subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, such person owned at least 85% of the corporation’s outstanding voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the transaction is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. These provisions may have the effect of delaying, deferring or preventing changes in control of the Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws provide advance notice procedures for stockholders to nominate candidates for election as directors at our annual and special meetings of stockholders and for stockholders seeking to bring business before its annual meeting of stockholders. Generally, such notice must be provided no later than the 90th day, nor earlier than 120th day, prior to the first anniversary of the previous year’s annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice as to each person the stockholder proposes to nominate for election as a director.

Special Meetings of Stockholders

Our Charter provides that special meetings of the stockholders may be called only by (i) our Board pursuant to a resolution adopted by a majority of the entire Board, either upon motion of a director or upon written request by holders of at least fifty percent (50%) of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class or (ii) the chairman of the Board or our chief executive officer.

Amendments of Certain Provisions of Our Charter

Our Charter requires the affirmative vote of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class, to amend, alter, change, or repeal Articles FOURTEENTH and FIFTEENTH, which relate to the ability of stockholders to call a special meeting or act by written consent, and the threshold for amending such provisions. In all other matters (other than those relating to the rights of the holders of the Series A Preferred Stock), amendment of our Charter requires a majority of the voting power of the outstanding shares of our capital stock.

Authority to Amend Bylaws

Our Charter provides that the Board has the power to alter, amend or repeal any provision of the Bylaws or to make new Bylaws, without the consent or vote of our stockholders.

Listing

Our Common Stock is currently quoted on The Nasdaq Global Market and the Tel Aviv Stock Exchange, in each case under the symbol “PWFL,” and the Johannesburg Stock Exchange under the symbol “PWR.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Inc.